Filed Pursuant to Rule 424(b)(3)
Registration No. 333-277673

PROSPECTUS

Bank of America Corporate Center 100 North Tryon Street Charlotte, North Carolina 28255 (704) 386-5681

Debt Securities, Preferred Stock, Depositary Shares

and Junior Subordinated Notes

BAC Capital Trust XIII BAC Capital Trust XIV BAC Capital Trust XV	Trust Securities guaranteed as set forth herein by Bank of America Corporation

Broker-dealer affiliates of Bank of America Corporation, including BofA Securities, Inc., may use this prospectus in connection with offers and sales in the secondary market of outstanding debt securities, preferred stock, depositary shares, junior subordinated notes, trust securities or guarantees referenced herein. These affiliates may act as principal or agent in those transactions. Secondary market sales made by them will be made at prices related to market prices at the time of sale.

Our securities are unsecured and are not savings accounts, deposits, or other obligations of a bank, are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and may involve investment risks.

None of the Securities and Exchange Commission, nor any state securities commission, nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 28, 2024

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”) and is intended to describe certain outstanding securities previously issued by us and our predecessor companies and affiliated trusts.

This prospectus may be used by our broker-dealer affiliates, including BofA Securities, Inc., in connection with offers and sales in the secondary market of the securities referenced in this prospectus. Any of our affiliates, including BofA Securities, Inc., may act as a principal or agent in these transactions. Any affiliate that is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), will conduct these offers and sales in compliance with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s offer and sale of securities of an affiliate. The transactions in the secondary market by our affiliates, including BofA Securities, Inc., may occur in the open market or may be privately negotiated at prevailing market prices at the time of sale. Our affiliates do not have any obligation to make a market in the securities and may discontinue their market-making activities at any time without notice, in their sole discretion.

We will not receive any proceeds from the sale of securities offered by this prospectus.

We have not authorized anyone to provide any information other than the information provided in or incorporated by reference in this prospectus or any supplement to this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. No offer or sale of securities is being made in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement, as well as information filed or to be filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the applicable document or other date referred to in that document. Our business, financial condition, and results of operations may have changed since that date.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” or similar references are to Bank of America Corporation excluding its consolidated subsidiaries.

BANK OF AMERICA CORPORATION

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. Our principal executive offices are located in the Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255 and our telephone number is (704) 386-5681. Through various bank and nonbank subsidiaries throughout the United States and in international markets, we provide a diversified range of banking and nonbank financial services and products.

THE TRUSTS

Each of the trusts listed on the cover page of this prospectus, which we refer to as the Trusts, is a statutory trust organized under Delaware law. Additional information with respect to the Trusts may be found in the prospectuses and supplements thereto with respect to the trust securities issued by the Trusts referred to below and incorporated herein by reference.

Each Trust is our 100%-owned finance subsidiary and has outstanding trust preferred securities being offered by use of this prospectus. We effectively provide a full and unconditional guarantee of each Trust’s payment obligations on its trust preferred securities. No other subsidiary of ours guarantees these trust preferred securities.

DESCRIPTION OF THE SECURITIES

The outstanding securities being offered by use of this prospectus consist of debt securities, preferred stock, depositary shares, junior subordinated notes and debt securities, subordinated debentures, trust securities and guarantees previously issued and registered under the following registration statements: 333-257399; 333-224523; 333-224043; 333-202354; 333-180488; 333-175599; 333-158663; 333-155381; 333-152418; 333-133852; 333-97157; 333-83503; 333-65750; 333-51367; 333-47222; 333-13811; 333-07229; 33-63097; 33-57533; 33-49881; 333-132911; and 333-44173 (collectively, the “Prior Registration Statements”). The descriptions of the securities being offered hereby are contained in the prospectuses and supplements thereto that are included in the Prior Registration Statements. The disclosure information in the prospectuses and all supplements thereto constituting part of the Prior Registration Statements is incorporated by reference into this prospectus, except that information contained in such prospectuses and supplements thereto that (1) constitutes a description of Bank of America Corporation, or (2) incorporates by reference any information contained in our current or periodic reports filed with the SEC, is superseded by the information in this prospectus. In addition, information contained in any of such prospectuses and supplements thereto that refers to Merrill Lynch & Co., Inc. (“Merrill Lynch”) as the issuer or guarantor of such securities shall be deemed to refer to Bank of America Corporation, as successor by merger to Merrill Lynch.

WHERE YOU CAN FIND MORE INFORMATION

We and the Trusts have filed a registration statement on Form S-3 with the SEC covering the securities to be offered and sold using this prospectus. You should refer to this registration statement and its exhibits for additional information about us, the Trusts and the securities being offered.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may inspect our filings over the Internet at the SEC’s website, www.sec.gov. The reports and other information we file with the SEC also are available at our website, www.bankofamerica.com. We have included the SEC’s web address and our web address as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites is not part of this prospectus.

The SEC allows us to incorporate by reference the information that we file with it. This means that:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC automatically will update and supersede this incorporated information and information in this prospectus.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•

our annual report on Form 10-K for the year ended December  31, 2023, including information specifically incorporated into our Form 10-K from our definitive proxy statement relating to our 2024 annual meeting of shareholders;

•

our current reports on Form  8-K filed March  31, 2023, January  8, 2024, January  12, 2024 and February 2, 2024 (in each case, other than documents or information that is furnished but deemed not to have been filed); and

•

the descriptions of our series of preferred stock contained in our registration statements filed under Section  12 of the Exchange Act with respect to such series of preferred stock, as amended by the description of our preferred stock contained in Exhibit 4.30 to our annual report on Form 10-K for the year ended December 31, 2023.

We also incorporate by reference (1) reports that we will file under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act during the period after the filing of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus until the termination of the offering of securities covered by this prospectus, but not any information that we may furnish but that is not deemed to be filed and (2) the disclosure information described above under “Description of the Securities.”

You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial position, and results of operations may have changed since that date.

We will provide to you, without charge, upon your oral or written request a copy of any filings referred to above. You may request such copies by contacting us at the following address or telephone number:

Bank of America Corporation

Fixed Income Investor Relations

100 North Tryon Street

Charlotte, North Carolina 28255-0065

1-866-607-1234

Each Trust is a 100%-owned finance subsidiary of Bank of America Corporation, and Bank of America Corporation has fully and unconditionally guaranteed the trust securities of each Trust. Pursuant to Rule 3-10 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) and interpretive guidance from the staff of the SEC, no separate financial statements of any Trust are included in this prospectus and the Trusts do not file reports with the SEC under the Exchange Act.

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus and the applicable supplements constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You may find these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible,” or other similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.”

All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual results may differ materially from those set forth in our forward-looking statements. As a large, international financial services company, we face risks that are inherent in the businesses and market places in which we operate. Information regarding important factors that could cause our future financial performance to vary from that described in our forward-looking statements is contained in our annual report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus, under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in our subsequent filings that are incorporated in this prospectus by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of our annual report.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates they are made.

All subsequent written and oral forward-looking statements attributable to us or any person on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

5